Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Separation Agreement”) is made as of this 16th day of August, 2012, by and between Body Central Corp. (formerly, Body Central Acquisition Corp.), Body Shop of America, Inc. and Catalogue Ventures, Inc. (collectively, the “Company”) on the one hand, and B. Allen Weinstein (“Executive”), on the other hand.

WHEREAS, Executive was employed by the Company pursuant to an employment agreement made as of the 8th day of July, 2009 (the “Employment Agreement”);

WHEREAS, Executive has elected to resign from Executive’s employment with the Company effective as of the 16th day of August, 2012 (the “Termination Date”);

WHEREAS, the Company accepts Executive’s resignation and has offered Executive certain separation benefits in consideration for, and conditioned upon, Executive’s agreement to the terms and conditions set forth in this Separation Agreement including, without limitation, a general release of all claims against the Company;

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration set forth herein, the Parties hereby agree as follows:

1.             Resignation From Employment and Board.  Executive has advised the Company that he is retiring.  Accordingly, effective at the close of business on the Termination Date, Executive shall voluntarily resign (i) from his employment with the Company, and from any and all other positions with the Company, and (ii) from his position as a Director of the Company and each subsidiary of the Company, by tendering to the Board of Directors of the Company c/o Martin C. Glass, Esq., Goodwin Procter LLP, at the email address mglass@goodwinprocter.com or via facsimile to 212.355.3333 (with cover page marked “Attention: Martin C. Glass Esq.”), such that they are received no later than 6:00 p.m. on the Termination Date, letters of resignation in the forms attached hereto as Exhibit A and Exhibit B.   Accordingly, effective at the close of business on the Termination Date, Executive’s employment with the Company shall be deemed to have ended, and Executive shall be deemed to have separated from any and all positions with the Company and/or with any of its affiliates, subsidiaries and other related entities, for all purposes effective on the Termination Date.

2.             Notice Pay; Severance Payments; Vacation Payment; Medical Coverage.

a.     In consideration of Executive’s agreement to the terms and conditions contained in this Separation Agreement and subject to Executive’s compliance with the terms and conditions of this Separation Agreement and his continuing obligations to the Company as set forth in the Employment Agreement, the Company shall (i) continue to pay Executive his base salary through September 15, 2012 (the “Notice Pay”) and (ii) pay Executive the Severance Amount, as defined in the Employment Agreement, which shall be paid in the form of salary continuation (based on Executive’s final base salary rate with the Company of Six Hundred Thousand dollars ($600,000) per year) commencing on September 16, 2012 and ending on September 15, 2013 (the “Severance Payments”).  The Notice Pay and the Severance Payments shall be paid to Executive via direct deposit consistent with the Company’s current practice in periodic installments (less all applicable tax withholdings and other deductions) in accordance with the Company’s regular bi-weekly payroll schedule and practices.  The first such Severance Payment shall be made on the first payroll date reasonably practicable after the later of September 16, 2012 or the Effective Date, as defined in Section 7 of this Separation Agreement.

b.     The Company shall pay Executive the gross amount of Twenty Three Thousand Seventy Six dollars and Ninety Three cents ($23,076.93) (less all applicable tax withholdings and other deductions) representing ten (10) business days of Executive’s accrued and unused vacation time (the “Vacation Payment”).  The Vacation Payment shall be paid on the first regular payroll date after September 15, 2012 (i.e., concurrently with the last payment of the Notice Pay).

c.     Company-sponsored coverage of Executive (and Executive’s eligible dependents) under the Company’s group health plan in which Executive (and Executive’s eligible dependents) were enrolled as a participant immediately prior to the Termination Date will cease on September 30, 2012.

d.     Executive acknowledges and agrees that the Severance Amount and other things of value provided herein: (i) are in full and final discharge of any and all liabilities and obligations of the “Company Releasees” (as defined in Section 4 of this Separation Agreement) to Executive, including with respect to termination benefits, severance pay, salary, wages, bonuses, incentive compensation, and all other compensation, employee benefits and otherwise, and (ii) exceed any such payment, benefit, or other thing of value to which Executive might otherwise be entitled under any policy, procedure or plan of any of the Company Releasees and/or any other agreement between Executive and any of the Company Releasees.

3.             Equity.  Notwithstanding anything to the contrary herein, the treatment of Executive’s vested and unvested stock options and restricted stock awards granted by the Company pursuant to the Body Central Acquisition Corp. 2006 Equity Incentive Plan (as amended and restated, the “Plan”) and the stock option agreements and restricted stock agreements (the “Award Agreements”), as set forth on Exhibit C hereto, shall be governed by the terms and conditions set forth in the Plan and the respective Award Agreements.  In accordance with the terms of the Plan and the respective Awards Agreements, (i) any stock options and shares of restricted stock the Executive holds shall cease vesting as of the Termination Date, (ii) the Executive shall forfeit for no consideration any unvested shares of restricted stock as of the Termination Date and (iii) the Executive may exercise those options that have become exercisable as of the Separation Date (the “Vested Options”) within three (3) months after the Termination Date.

4.             Release.  For good and valuable consideration, including but not limited to the Severance Payments provided for in Section 2 of this Separation Agreement (i.e., the payments of the Severance Amount set forth in Section 11 (c) of the Employment Agreement), Executive releases, discharges, and promises not to sue the Company and any of its parents, subsidiaries, affiliates, and related entities, and/or any and all of its and their current or former directors, officers, shareholders, members, employees, attorneys, representatives, insurers, agents, heirs, successors, and assigns (individually and collectively the “Company Releasees”), from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, and contingencies whatsoever, including attorneys’ fees and costs, in law or in equity, known or unknown, suspected or unsuspected, asserted or unasserted, which against the Company Releasees, Executive and Executive’s respective heirs, administrators, executors, successors, assigns, attorneys, and affiliates (individually and collectively the “Executive Releasors”) ever had, now has, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through the date of Executive’s execution of this Separation Agreement (individually and collectively, “Claims”) relating to Executive’s employment by the Company.  This includes, without limitation, (i) any Claims arising from or under the Employment Agreement; (ii) any Claims for compensation, salary, bonus, commissions, incentive compensation or similar benefit, stock options, restricted stock, severance pay, pension, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit; (iii) any Claims under any federal, state, or local law, regulation, or ordinance, including without limitation any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, and the Florida Civil Rights Act of 1992 (Fla. Stat. Ann. Sec. 760.01 et seq.); (iv) any Claims under common law including, without limitation, any Claim for tort, breach of contract (express or implied, written or oral), quasi contract, or wrongful or constructive discharge; and (v) any Claims for compensatory damages, punitive damages, or attorneys’ fees, costs, disbursements and the like.  Executive intends this release to be a general release of any and all Claims to the fullest extent permissible by law.  Notwithstanding the foregoing, nothing herein shall be deemed to release: (i) any claims for indemnification and advancement of expense made under Section 22 of the Employment Agreement or pursuant to the provisions of the Company’s Certificate or Articles of Incorporation and By-laws for claims arising from service as an officer or director of the Buyer and its subsidiaries; and (ii) claims relating to any rights the Executive may have under this Separation Agreement.

5.             Indemnification for Claims.  Executive represents and warrants that neither he nor any other Executive Releasor has previously filed, and to the maximum extent permitted by law agrees that neither he nor any other Executive Releasor will file, a complaint, charge or lawsuit against any of the Company Releasees regarding any of the Claims released herein.  If, notwithstanding this representation and warranty, an Executive Releasor has filed or files such a complaint, charge or lawsuit, Executive agrees that he shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any party against whom an Executive Releasor has filed such a complaint, charge, or lawsuit.  The immediately preceding sentence shall not apply, however, to a Claim of age discrimination under the Age Discrimination in Employment Act.  Notwithstanding any other language in this Separation Agreement, the parties understand that this Separation Agreement does not prohibit Executive from filing an administrative charge with the Equal Employment Opportunity Commission or similar administrative agency.  Executive, however, waives any right to monetary or other recovery should any federal, state or local administrative agency pursue claims on Executive’s behalf arising out of or relating to Executive’s employment with the Company or separation of Executive’s employment with the Company.

6.             Return of Company Property.  On or prior to the Termination Date, or earlier at any time upon the Company’s request, Executive shall return to the General Counsel of the

Company, or her designee, all property of the Company in the Executive’s possession, custody or control, including but not limited to any documents (hard copy and electronic), files (hard copy and electronic), handbooks, keys, key cards, door and alarm codes (to the extent in any tangible form), identification cards, building identification cards, debit cards, credit cards, laptop computers, Blackberry or other messaging device, cell phone and/or remote login tokens (“Company Property”).

7.             Older Worker Benefit Protection Act Disclosure.  Executive recognizes that as part of his agreement to release any and all Claims against the Company Releasees, he is releasing Claims for age discrimination under the Age Discrimination in Employment Act, although Executive has not made any such Claims.  Accordingly, before executing this Separation Agreement, Executive has a right to reflect upon it for a period of up to twenty-one (21) days before executing it (the “Review Period”), and he has an additional period of seven (7) days after executing this Separation Agreement to revoke it in writing to the Company’s Board in the manner described in Section 8 of this Separation Agreement (the “Revocation Period”) under the terms of the Older Worker Benefit Protection Act.  This Separation Agreement shall be effective upon the expiration of the seven (7) day Revocation Period (the “Effective Date”).  By his signature below, Executive represents and warrants that he has been advised to consult and has consulted with an attorney of his own choosing, that he has been given a reasonable amount of time to consider this Separation Agreement, and that if he signs this Separation Agreement prior to the expiration of the Review Period, he is voluntarily and knowingly waiving the remainder of the Review Period.

8.             Revocation.  As stated above, pursuant to the Older Worker Benefit Protection Act, Executive may revoke this Separation Agreement within seven (7) days after signing it.  Revocation must be made in writing to the Company’s Board stating, “I hereby revoke my acceptance of our Separation Agreement” and be delivered to the Company’s Board c/o Martin C. Glass, Esq., Goodwin Procter LLP, 620 Eighth Avenue, New York, New York 10018.  For this revocation to be effective, written notice must be delivered to the Company’s Board c/o Martin C. Glass, Esq., Goodwin Procter LLP no later than the close of business on the seventh day after Executive signs this Separation Agreement, or if the seventh day falls on a Saturday or Sunday or holiday, on the next business day.  In the event Executive executes this Separation Agreement and thereafter exercises his right to revoke it as set forth in this Section 8, this Separation Agreement shall not be effective or enforceable and Executive will not be eligible to receive the benefits set forth in Section 2 of this Separation Agreement.  Unless timely and properly revoked, this Separation Agreement shall be effective on the Effective Date.

9.             Sections of the Employment Agreement Still in Effect.  Executive acknowledges that certain of Executive’s obligations under the Employment Agreement were intended to, and do in fact, survive the termination of Executive’s employment with the Company.  Executive further agrees and acknowledges that nothing contained in this Separation Agreement shall be construed to relieve Executive of such ongoing obligations including, without limitation, those set forth in Section 14 of the Employment Agreement.  Executive further acknowledges that the Severance Payments provided for in Section 2 of this Separation Agreement (i.e., the payments of the Severance Amount set forth in Section 11(c) of the Employment Agreement) are in consideration for and contingent upon Executive’s continued compliance with any ongoing obligations under the Employment Agreement and that such payments shall cease in the event Executive breaches any of his contractual obligations set forth in the Employment Agreement.

10.          Nondisparagement.  Executive agrees that Executive will not make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (i) in any way could disparage the Company or any principals, officers, executives, directors, partners, managers, members, employees, representatives, agents, or investors of the Company, or which foreseeably could harm the reputation or goodwill of any of those persons or entities, or (ii) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else.  Nothing herein shall be deemed to preclude Executive from testifying truthfully under oath if he is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

11.          Modification.  This Separation Agreement may be modified or amended only by a written instrument duly signed by each of the parties hereto or their respective successors or assigns.

12.          Controlling Law.  This Separation Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without regard to principles of conflict of laws.

13.          Entire Agreement.  This Separation Agreement, together with the Employment Agreement and Award Agreements, constitutes and contains the complete understanding of Executive and the Company with respect to the subject matter addressed in this Separation Agreement, and supersedes and replaces all prior negotiations and all agreements, whether written or oral, concerning the subject matter of this Separation Agreement.  This is an integrated document.

14.          Severability.  If any provision of this Separation Agreement is held invalid, such invalidation shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provision or application, and to this end the provisions of this Separation Agreement are declared to be severable.

15.          Counterpart and Facsimile Signatures.  The parties agree that facsimile signatures of this Separation Agreement shall be treated the same as an original signature and further agree that the Separation Agreement may be executed in counterparts.

16.          Attorney Review.  By their authorized signatures below, Executive and the Company warrant that they agree to all of the terms of this Separation Agreement, that they have had an opportunity to discuss those terms with attorneys or advisors of their own choosing and that those terms are fully understood and voluntarily accepted by them, including without limitation the releases contained herein and that they have signed this Separation Agreement voluntarily and with full understanding of its legal consequences.

17.          Representations and Warranties; Knowing and Voluntary Agreement.  By Executive’s signature below, Executive represents and warrants: (i) that he hereby is advised in writing, and that he has been so advised, to consult with an attorney of Executive’s own choosing in connection with this Separation Agreement; (ii) that Executive has been given a reasonable amount of time to consider this Separation Agreement of not less than twenty-one (21) days; (iii) that Executive has read and reviewed this Separation Agreement thoroughly and fully understands its terms and conditions and their significance and has discussed them with Executive’s independent legal counsel, or has had a reasonable opportunity to have done so; (iv) that

Executive agrees to all the terms and conditions of this Separation Agreement; (v) that Executive is signing this Separation Agreement voluntarily and of his own free will, with the full understanding of its legal consequences, and with the intent to be bound hereby; and (vi) that if Executive signs this Separation Agreement prior to the expiration of the Review Period, Executive is voluntarily and knowingly waiving the remainder of the Review Period.

18.          Section 409A.  Anything in this Separation Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Separation Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

IN WITNESS WHEREOF, the parties to this Separation Agreement, intending to be legally bound, have caused this Separation Agreement to be executed as of as of the dates set forth below.

B. ALLEN WEINSTEIN		BODY CENTRAL CORP., BODY SHOP OF AMERICA, INC and CATALOGUE VENTURES, INC.

By:	/s/ B. Allen Weinstien	By:	/s/ John K. Haley
	B. Allen Weinstein		John K. Haley
Chairman of the Board

Dated:	8/27/2012	Dated:	8/27/2012

EXHIBIT A

B. Allen Weinstein

August 16, 2012

Board of Directors

Body Central Corp., Body Shop of America, Inc. and Catalogue Ventures, Inc.

c/o Martin C. Glass Esq.

Goodwin Procter LLP

VIA EMAIL [MGLASS@GOODWIN PROCTER.COM] or FACSIMILE [212.355.3333]

Re: Resignation of Employment

Dear Board:

Effective as of August 16, 2012, I hereby resign from my employment with Body Central Corp. (formerly, Body Central Acquisition Corp.), Body Shop of America, Inc. and Catalogue Ventures, Inc. (collectively, the “Company”) for all purposes.  Further, effective as of August 16, 2012, I hereby resign from any and all other positions with the Company for all purposes.

B. Allen Weinstein

EXHIBIT B

B. Allen Weinstein

August 16, 2012

Board of Directors

Body Central Corp., Body Shop of America, Inc. and Catalogue Ventures, Inc.

c/o Martin C. Glass Esq.

Goodwin Procter LLP

VIA EMAIL [MGLASS@GOODWIN PROCTER.COM] or FACSIMILE [212.355.3333]

Re: Resignation from Board of Directors

Dear Board:

Effective as of August 16, 2012, I hereby resign my position as Director of Body Central Corp. (the “Company”) and each subsidiary of the Company and from all of the committees of the Board of Directors of the Company and each subsidiary of the Company upon which I sit.

B. Allen Weinstein

EXHIBIT C

Option Agreements

Incentive Stock Option Agreement by and between Body Central Acquisition Corp. and the Executive dated as of October 12, 2009

Incentive Stock Option Agreement by and between Body Central Corp. and the Executive dated September 16, 2011

Incentive Stock Option Agreement by and between Body Central Corp. and the Executive dated April 16, 2012

Restricted Stock Agreements

Restricted Stock Agreement dated September 16, 2011

Restricted Stock Agreement dated April 16, 2012

Outstanding Equity as of the Termination Date

	Type of		Number of Shares
Grant Date	Award	Ex. Price	Vested	Unvested
10/12/2009	Options	$3.94	48,906	97,806
9/16/2011	Restricted Stock	—	0	10,122
9/16/2011	Options	$19.76	0	33,633
4/16/2012	Restricted Stock	—	0	10,850
4/16/2012	Options	$27.65	0	35,794